EXHIBIT 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 8th day of November, 2006 (the “Amendment Effective Date”), by and between Theatre Direct NY, Inc., a Delaware corporation (“TDI”), Broadway.com, Inc., a Delaware corporation (“Broadway”), Hollywood Media Corp., a Florida corporation (“HMC”), and Mr. Matthew Kupchin, a New York resident (the “Employee”).
RECITALS
A.	TDI, a subsidiary of HMC, is a live theater ticketing wholesaler that provides individuals and group buyers, including travel agents and tour groups, with access to theater tickets and knowledgeable service, covering shows on Broadway, off-Broadway, and in London’s West End. TDI also manages a marketing cooperative that represents participating Broadway shows to the travel industry around the world.

B.	Broadway, a subsidiary of HMC, offers the ability to purchase Broadway, off-Broadway and London’s West End theater tickets online and, through HMC’s 1-800-BROADWAY toll-free number, over the telephone.

C.	The Employee currently serves as the President and Chief Operating Officer of each of TDI and Broadway pursuant to a written Employment Agreement with TDI, Broadway and HMC (the “Current Employment Agreement”) entered into as of May 24, 2005 (the “Effective Date”).

D.	The Employee is experienced in, and knowledgeable concerning, one or more aspects of the business of TDI and Broadway (collectively, the “Broadway Ticketing Division”) and is able to render services to the Broadway Ticketing Division that are of a special, unique, extraordinary and intellectual character concerning the Broadway Ticketing Division’s business; and

E.	The Broadway Ticketing Division, HMC and the Employee mutually desire to amend and restate the Current Employment Agreement in order to agree upon the terms of the Employee’s future employment with the Broadway Ticketing Division and related matters as provided in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:
     1. Term and Employment Period. The Broadway Ticketing Division shall employ the Employee, and the Employee shall serve the Broadway Ticketing Division, on the terms and conditions set forth herein for the period commencing on and as of the Effective Date and shall terminate on the date three (3) years following the Effective Date (the “Initial Term”), unless terminated earlier in accordance with the terms of this Agreement; provided, however, that the term of this Agreement shall be extended for additional one-year periods (each, an “Extension Term”) unless any party notifies the other party in writing at least thirty (30) days prior to the expiration of the Initial Term or any Extension Term. The Initial Term, together with any Extension Term, is collectively referred to as the “Employment Period.” Effective as of the Effective Date of this Agreement, that certain Employment Agreement, dated as of August 11, 2003, by and between TDI and the Employee (the “Prior Agreement”) is hereby terminated and cancelled in all respects, and no party thereto or hereto has any obligation to the other under the Prior Agreement.

     2. Duties, Responsibilities and Authority of the Employee. During the Employment Period, the Employee shall serve as the President and Chief Operating Officer of TDI and the President and Chief Operating Officer of Broadway, shall report to the Chief Executive Officer, President or Chief Operating Officer of HMC (as determined by the Chief Executive Officer of HMC), and shall diligently and faithfully perform all duties and responsibilities as may be assigned to him from time to time by or upon the authority of Board of Directors of TDI, the Board of Directors of Broadway or the Chief Executive Officer, President or Chief Operating Officer of HMC, in each case consistent with his positions. Such duties shall specifically include: (a) the duty to promptly report to the Chief Executive Officer, President or Chief Operating Officer of HMC any event or occurrence in the Broadway Ticketing Division’s business that would reasonably be expected to be material to such business or HMC; and (b) the duty to obtain the written consent of the Chief Executive Officer, President or Chief Operating Officer of HMC prior to the entry into any contract or arrangement by or on behalf of the Broadway Ticketing Division or its business (i) involving any payment or series of payments by or to the Broadway Ticketing Division of more than $15,000, whether in one or a series of transactions, or (ii) which is for a term of more than two years and is not cancelable by the Broadway Ticketing Division on sixty (60) days’ or less prior written notice (without penalty or payment of any kind). The Employee shall at all times perform his duties and responsibilities under this Agreement and conduct the Broadway Ticketing Division’s business in compliance with all applicable laws, rules, regulations or ordinances and in compliance with any judgments, order or decrees or other legal obligations binding on the Broadway Ticketing Division and HMC. During the Employment Period, the Employee shall devote all of the Employee’s working time to the performance of the services required under this Agreement and shall not engage in any other business matters.
     3. Compensation.
     (a) Base Salary. The Employee shall be paid a base annual salary during the period he is employed hereunder at the annual rate of two hundred twenty-five thousand dollars ($225,000) (the “Base Salary”), with such Base Salary (i) to be deemed effective as of February 11, 2005 and (ii) payable in installments consistent with the Broadway Ticketing Division’s normal payroll schedule, subject to applicable withholding and other taxes. In addition, the Base Salary shall be increased by twenty-five thousand dollars ($25,000) on each of the first and second anniversaries of the Effective Date.
     (b) Stock Options. On the Effective Date, the Employee shall be granted options to purchase 40,000 shares (the “Options”) of HMC’s common stock, par value $.01 per share (the “Common Stock”). The Options will have an exercise price equal to the closing sale price of the Common Stock on the Nasdaq National Market on the trading day immediately preceding the Effective Date. The Options will be fully vested as of the Effective Date and will have a five-year term from the date of grant. The Options shall be granted under (and therefore subject to all terms and conditions of) HMC’s applicable stock option plan, as amended, and any successor plan thereto and all rules and regulations of the Securities and Exchange Commission applicable to stock option plans.
     (c) EBITDA Bonuses. In addition to the Base Salary set forth above, the Employee shall have the right to receive additional cash bonuses as follows:
(i)	2005 EBITDA Bonus. If the Broadway Ticketing Division EBITDA (as defined in Section 3(d) below) achieved for the fiscal year ended December 31, 2005 equals or exceeds the Broadway Ticketing Division EBITDA budgeted for the fiscal year ended December 31, 2005, then the Employee shall be entitled to receive a cash bonus equal to $25,000 (the “2005 EBITDA Bonus”). The 2005 EBITDA Bonus, if earned, shall be (A) subject to applicable withholding and other taxes and (B) due and payable on May 31, 2006.

(ii)	Annual EBITDA Bonuses. For each of the fiscal years ended December 31, 2005, 2006 and 2007 (each, a “Bonus Year”), the Employee shall be entitled to receive the following: (A) for the 2005 Bonus Year, the Employee shall be entitled to receive a cash bonus equal to ten percent (10%) of the difference between the Broadway Ticketing Division EBITDA achieved for the fiscal year ended December 31, 2005 and the Broadway Ticketing Division EBITDA achieved for the fiscal year ended December 31, 2003; (B) for the 2006 Bonus Year, the Employee shall be entitled to receive a cash bonus equal to ten percent (10%) of the difference between the Broadway Ticketing Division EBITDA achieved for the fiscal year ended December 31, 2006 and the Broadway Ticketing Division EBITDA achieved for the fiscal year ended December 31, 2004; and (C) for the 2007 Bonus Year, the Employee shall be entitled to receive a cash bonus equal to ten percent (10%) of the difference between the Broadway Ticketing Division EBITDA achieved for the fiscal year ended December 31, 2007 and the Broadway Ticketing Division EBITDA achieved for the fiscal year ended December 31, 2005. Each of the above referenced bonuses, if earned, shall be (1) subject to applicable withholding and other taxes and (2) due and payable on May 31 in the year following the Bonus Year applicable to such bonus.

(iii)	For purposes of this Agreement, “Broadway Ticketing Division EBITDA” for any specified period means the Broadway Ticketing Division’s Net Income for such specified period plus (i) federal income taxes deducted in determining the Broadway Ticketing Division’s Net Income for that period, (ii) any interest on indebtedness for borrowed money deducted in determining the Broadway Ticketing Division’s Net Income for that period, and (iii) any depreciation expense and amortization expense (including any amortization for equipment, software or labor expenses paid in cash during the applicable period) deducted in determining the Broadway Ticketing Division’s Net Income for that period. The parties acknowledge that any negative EBITDA incurred at Theatre.com UK Limited will be excluded from the calculation of Broadway Ticketing Division EBITDA for purposes of calculating the annual EBITDA bonuses pursuant to Section 3(c)(ii) above; provided, that any future positive EBITDA generated by Theatre.com UK Limited will be excluded from the annual calculations of Broadway Ticketing Division EBITDA until such time that the aggregate amount of positive EBITDA generated by Theatre.com UK Limited exceeds the aggregate amount of negative EBITDA incurred at Theatre.com UK Limited previously excluded from such annual EBITDA calculations pursuant to this sentence. Broadway Ticketing Division EBITDA shall be determined in good faith by HMC’s principal accounting officer (which person currently is HMC’s Chief Accounting Officer), based upon (A) generally accepted accounting principles in the United States (“GAAP”), (B) the Broadway Ticketing Division’s financial statements prepared in accordance with GAAP consistent with past practice to the extent permissible and practicable (including as prepared in connection with the preparation and audit of HMC’s audited consolidated financial statements (“HMC Financial Statements”)) and (C) the HMC Financial Statements. The Employee shall have the right to review any documents related to the calculation of Broadway Ticketing Division EBITDA and to receive a written explanation of how the Broadway Ticketing Division EBITDA was determined for each Bonus Year.
     (d) Change of Control Bonuses. In addition to the Base Salary and EBITDA bonuses set forth above, the Employee shall have the right to receive one of the change of control bonuses detailed in Section 3(d)(i) and Section 3(d)(ii) below, depending on which bonus, if any, is triggered first:

(i)	Broadway Change of Control Bonus. Upon the consummation of a Sale Transaction (as defined below) at any time during the Employment Period, the Employee shall be entitled to receive from HMC a lump sum payment in cash equal to the greater of (A) one million dollars ($1,000,000) and (B) two percent (2%) of the Net Proceeds paid to HMC or any of its affiliates pursuant to such Sale Transaction, subject to applicable withholding and other taxes (the “Broadway Bonus Payment”), and further subject to the terms set forth herein, including, but not limited to the employment commitment described in Section 3(d)(iv) below. For purposes of this Agreement: (1) “Sale Transaction” means the sale or transfer to a third party of at least fifty-one percent (51%) of the capital stock of the Broadway Ticketing Division or all or substantially all of the assets of the Broadway Ticketing Division through any structure or form of transaction (whether or not in connection with a liquidation of the Broadway Ticketing Division), including, but not limited to, a direct or indirect acquisition, merger, consolidation, restructuring, liquidation or any similar or related transaction; provided, that any joint venture, merger or similar transaction in which the Employee remains the President and Chief Operating Officer (or position of equal authority) of TDI and Broadway and the Broadway Ticketing Division or HMC retains a controlling interest shall not be deemed a Sale Transaction hereunder; and (2) “Net Proceeds” shall mean the aggregate consideration paid to HMC pursuant to the Sale Transaction less (x) prorations for any prepaid expenses, (y) any legal, investment banking or other fees and expenses incurred by HMC in connection with such Sale Transaction and (z) the aggregate purchase price paid, and related fees and expenses incurred, by Broadway and/or HMC in connection with the acquisition of any businesses by Broadway or its affiliates on or after the Amendment Effective Date.

(ii)	HMC Change of Control Bonus. Upon the consummation of a Change of Control of HMC (as defined below) at any time during the Employment Period, the Employee shall be entitled to receive from HMC a lump sum payment in cash equal to the greater of (A) one million dollars ($1,000,000) and (B) an amount equal to two (2) times the salary and bonuses paid to the Employee pursuant to this Agreement during the twelve (12) consecutive calendar months immediately preceding the date of such Change of Control of HMC, in either case subject to applicable withholding and other taxes (the “HMC Bonus Payment”), and further subject to the terms set forth herein, including, but not limited to the employment commitment described in Section 3(d)(iv) below. For purposes of this Agreement, “Change of Control of HMC” shall mean any of the following: (1) the acquisition by any person, entity or group of fifty-one percent (51%) or more of HMC’s voting securities after which HMC’s current members of the Board of Directors (“Board”) cease to constitute at least a majority of the Board; (2) HMC’s current Board members (or persons appointed by them) cease to constitute at least a majority of the Board; (3) HMC’s shareholders approve a reorganization, merger or consolidation that results in current shareholders holding less than fifty-one percent (51%) of HMC’s stock and HMC’s current Board members cease to constitute at least a majority of the Board; or (4) the shareholders of HMC approve (x) a plan of liquidation or dissolution of HMC or (y) an agreement for the sale or disposition by HMC of all or substantially all of its assets, and such plan or agreement is consummated.

(iii)	Additional Bonus Trigger. The Employee shall also be entitled to receive the Broadway Bonus Payment or HMC Bonus Payment, as applicable, if the Employee is terminated without Cause (as defined below) within six (6) months prior to the date of any Sale Transaction or Change of Control of HMC, as applicable (the “Additional Bonus Trigger”).

(iv)	Employment Commitment. If the Sale Transaction or Change of Control of HMC triggering the applicable bonus payment occurs while the Employee is actively employed by the Broadway Ticketing Division, then, if requested by the Broadway Ticketing Division, the Employee agrees to continue his employment with the Broadway Ticketing Division for a period of up to one (1) year following the date of the Sale Transaction or Change of Control of HMC, as applicable, irrespective of the length of time remaining in the Employment Period (the “Transition Period”).

(v)	Timing of Bonus Payments.
(A)	If the Sale Transaction or Change of Control of HMC occurs while the Employee is employed and the Broadway Ticketing Division requests that the Employee continue his employment during the Transition Period, then (1) fifty percent (50%) of the applicable bonus payment will be paid to the Employee by HMC upon the closing of the Sale Transaction or Change of Control of HMC and (ii) fifty percent (50%) of the applicable bonus payment will be held in an interest bearing escrow account, with principal and interest to be paid to the Employee upon the earlier to occur of (x) the expiration of the Transition Period or (y) the date six (6) months after the date of the Sale Transaction or Change of Control of HMC, subject to the Employee’s prior voluntary execution of a written release of any and all claims the Employee may assert against the Broadway Ticketing Division, HMC or any HMC Entity, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief or any other form of damages or relief (excluding claims for amounts which may be payable pursuant to this Agreement), which release shall be mutually agreed upon by the Employee and the Broadway Ticketing Division (a “Release”); provided, that the Employee is not terminated for Cause (as defined below) prior to the expiration of the Transition Period.

(B)	If the Sale Transaction or Change of Control of HMC occurs while the Employee is actively employed by the Broadway Ticketing Division, but the Employee is not asked to continue his employment during the Transition Period, then, subject to the Employee’s prior voluntary execution of a Release, one hundred (100%) of the applicable bonus payment will be paid to the Employee by HMC upon the closing of the Sale Transaction or Change of Control of HMC.

(C)	If the applicable bonus payment is owed to Employee as a result of the Additional Bonus Trigger, then, subject to the Employee’s prior voluntary execution of a Release, one hundred (100%) of such bonus payment will be paid to the Employee by HMC upon the date of the Sale Transaction or Change of Control of HMC.
(vi)	Additional Compensation. In the event of a Sale Transaction or Change of Control of HMC, then in addition to the applicable bonus payment the Employee would be entitled to: (A) full vesting of any options or shares held by the Employee to the extent not already fully vested; and (B) in the event that the Broadway Bonus Payment is deemed to be an “excess parachute payment” under Section 280G of the Internal Revenue Code, then the Broadway Bonus Payment shall be increased by an amount sufficient to place the Employee in the same financial position that he would have been in had the Broadway Bonus Payment not been deemed an “excess parachute payment.”

     4. Place of Performance. Except for required travel on the Broadway Ticketing Division’s business, the Employee shall be based at the Broadway Ticketing Division’s offices in New York, New York or, as the Broadway Ticketing Division may from time to time determine in its sole discretion, at such other location within a thirty-mile radius thereof.
     5. Vacation. The Employee shall be entitled to vacation accruable in accordance with HMC’s general vacation policy, commensurate with other employees of the Broadway Ticketing Division, HMC or any of its wholly-owned subsidiaries, commensurate with other such employees holding similar titles.
     6. Employee Benefits. The Employee shall be eligible to participate in all employee benefit plans and benefit programs of the Broadway Ticketing Division or HMC in effect during the Employment Period to the same extent as other active employees of the Broadway Ticketing Division or HMC. The Broadway Ticketing Division or HMC, as applicable, may, without notice, change, modify, amend, or terminate any employee benefit plans and benefit programs that may be in effect either on the Effective Date or as may be adopted later.
     7. Trade Secrets. The Employee acknowledges and agrees that, among the Employee’s duties for the Broadway Ticketing Division, the Employee will be employed by the Broadway Ticketing Division in a position that could provide him access to designs, plans, information, practice improvements, developments, ideas or discoveries, whether patentable or unpatentable, which afford the Broadway Ticketing Division competitive advantages, and which the Broadway Ticketing Division takes steps to protect the confidentiality thereof (collectively hereinafter referred to as “Trade Secrets”). The Employee acknowledges that all Trade Secrets shall be and remain the sole and exclusive property of the Broadway Ticketing Division. The Employee hereby assigns, and agrees to assign, to the Broadway Ticketing Division all of the Employee’s right, title and interest in and to any and all Trade Secrets developed by the Employee in the scope of his employment by the Broadway Ticketing Division.
Employee’s Initials      /s/ MK
     8. Copyrights. The Employee agrees that all right, title and interest in any and all copyrights, copyright registrations and copyrightable works that the Employee authors or creates in the scope of his employment with the Broadway Ticketing Division shall be the sole and exclusive property of the Broadway Ticketing Division, and agrees that such works comprise works made for hire. The Employee hereby assigns, and agrees to assign, all right, title and interest in any and all copyrights, copyright registrations and copyrightable works authored or created by the Employee in the scope of his employment by the Broadway Ticketing Division.
Employee’s Initials      /s/ MK
     9. Non-Competition and Non-Solicitation.
     (a) Covenants Not to Compete. Except in connection with his performance of services for the Broadway Ticketing Division or any HMC Entity and/or to the extent otherwise expressly permitted herein, at all times while the Employee is employed by the Broadway Ticketing Division or any HMC Entity and for a period of (i) one (1) year immediately following termination of the Employee’s employment with the Broadway Ticketing Division or any HMC Entity, if such termination is without Cause (as defined in Section 12(b) below), or (ii) two (2) years immediately following termination of the Employee’s employment with the Broadway Ticketing Division or any HMC Entity for Cause or in the event of termination of employment by the Employee for any reason, the Employee shall not, directly or indirectly, engage in or have any interest in, or assist or render services (whether or not for compensation, and whether as a director, officer, managing member, partner, shareholder, creditor, employee, agent, advisor or consultant) to or for any sole proprietorship, corporation, company, limited liability company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, shareholder, managing member, venturer, agent, security or equity holder, creditor, consultant or otherwise) that directly (or through any affiliated entity) competes or expects to compete with the Broadway Ticketing Division’s business anywhere in the United States, Canada or Europe; provided, however, that this Section 9(a) shall not prohibit the Employee’s ownership, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Employee does not (A) directly or indirectly own (legally or beneficially) or control more than five percent (5%) of any class of capital stock or other equity of such issuer, or (B) control, acquire a controlling interest in or become a member of a group which exceeds such five percent (5%) ownership or exercises direct or indirect control of such issuer. For purposes hereof, the Broadway Ticketing Division’s business shall mean the on-line and off-line Broadway and off-Broadway ticketing of the Broadway Ticketing Division, any other live theater ticketing that the Broadway Ticketing Division has provided within six (6) months of the date of termination of the Employee’s employment, and any and all businesses operated by the Broadway Ticketing Division and its affiliates on the date of termination of the Employee’s employment. For purposes of this Agreement, HMC and its subsidiaries, together with any nonconsolidated businesses of HMC, including MovieTickets.com and Netco Partners, are referred to herein as the “HMC Entities” or individually as an “HMC Entity.”
     (b) Covenant Not to Solicit or Interfere. Except in connection with his performance of services for the Broadway Ticketing Division or any HMC Entity, the Employee agrees during the Term and for a period of (i) one (1) year immediately following termination of the Employee’s employment with the Broadway Ticketing Division or any HMC Entity, if such termination is without cause (as defined in Section 12(b) below), or (ii) two (2) years immediately following termination of the Employee’s employment with the Broadway Ticketing Division or any HMC Entity for Cause or in the event of termination of employment by the Employee for any reason, the Employee shall not interfere with the business of the Broadway Ticketing Division or any HMC Entity within the United States, Canada or Europe in any manner for the purpose of (A) hiring away any employees of the Broadway Ticketing Division or any HMC Entity, or (B) soliciting customers or business relationships of the Broadway Ticketing Division or any HMC Entity. Particularly, but without limitation, the Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, sole proprietorship, association, venture or business or any other entity (I) solicit the termination of employment of, attempt to divert any employee, employ or attempt to employ or enter into a contractual arrangement with any employee or former employee of the Broadway Ticketing Division or any HMC Entity, unless such employee or former employee has not been employed by the Broadway Ticketing Division or any HMC Entity for a period in excess of one (1) year, and/or (II) call on or solicit any of the actual or targeted prospective customers and/or clients of the Broadway Ticketing Division or any HMC Entity on behalf of any person or entity in connection with any business that competes with the Broadway Ticketing Division or any HMC Entity, nor shall the Employee make known the names and addresses of such customers and/or clients or any information relating in any manner to the Broadway Ticketing Division’s or any HMC Entity’s trade or business relationships with such customers and/or clients, other than in connection with the performance of his employment duties for the Broadway Ticketing Division or any HMC Entity, nor shall the Employee divert or attempt to divert any business or customer of the Broadway Ticketing Division or any HMC Entity.
     (c) Blue Pencilling. In the event any provision of this Section 9 is held by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. Without in any way limiting the generality of the preceding sentence, in the event the covenant not to compete contained herein and/or the non-solicitation covenant contained herein, in the view of a court or arbitrator asked to rule upon the issue, is deemed unenforceable by reason of covering too large an area, too long a period of time or too many business activities, then the same shall be deemed to cover only the largest area, the longest time period or the most business activities, as the case may be, which will not render it unenforceable (as determined by the court or arbitrator, as applicable).

     (d) It is expressly recognized and agreed that the covenants set forth in this Section 9 are for the purposes of restricting the activities of the Employee only to the extent necessary for the protection of the legitimate business interests of the Broadway Ticketing Division and the HMC Entities, and the Broadway Ticketing Division and the Employee agree that said covenants are reasonable for that purpose and that such covenants do not and will not preclude the Employee from engaging in activities sufficient for the purpose of earning a living.
     10. Proprietary Information. The Employee acknowledges and agrees that certain non-public information obtained by the Employee relating or pertaining to the Broadway Ticketing Division’s businesses, projects, products, services, trade secrets, confidential information (including methods of operations and financial information), unpublished know-how (whether patented or unpatented) and other business information not easily accessible to other persons in the trade and which give the Broadway Ticketing Division a competitive advantage and which the Broadway Ticketing Division takes steps to keep confidential (collectively, the “Proprietary Information”), are proprietary in nature; provided, however, there shall be excluded from the meaning of Proprietary Information any information which is or becomes generally known within the industry through some non-confidential source other than the Employee. The Employee acknowledges that the Proprietary Information shall be considered by the Employee to be confidential, and the Employee covenants and agrees not to publish, disclose or reveal (whether directly or indirectly) any part of the Proprietary Information to any entity or person or use the same for his/her own purposes or personal gain or the purposes of other, during the Employment Period or after termination or expiration of this Agreement. Upon termination (voluntary or otherwise) of the Employee’s employment with the Broadway Ticketing Division, the Employee will return to the Broadway Ticketing Division all things belonging to the Broadway Ticketing Division, and all documents, records, notebooks and tangible articles containing or embodying any Proprietary Information, including copies thereof, then in the Employee’s possession or control, whether prepared by the Employee or others, will be left with the Broadway Ticketing Division.
Employee’s Initials      /s/ MK
     11. Remedies. The Employee acknowledges that the Employee’s services are of a special, unique, unusual, extraordinary and intellectual character with regard to the development of the Broadway Ticketing Division’s businesses and that in the each and every breach or violation or threatened breach or violation by the Employee of any terms and conditions of this Agreement by the Employee (including but not limited to Sections 7, 8, 9 and 10 above), the Broadway Ticketing Division’s remedies at law may be inadequate and that the Broadway Ticketing Division, in addition to all other remedies available to it (including, without limitation, specific performance of the provisions hereof), shall be entitled to seek to enjoin the commencement or continuance thereof and may, with notice to the Employee, apply to any court of competent jurisdiction for entry of equitable relief, including, without limitation, an immediate restraining order or injunction.
Employee’s Initials      /s/ MK
     12. Termination.
     (a) Death or Disability. In the event the Employee dies or becomes disabled during the Employment Period, this Agreement shall terminate on the date on which death or disability occurs and the sole remaining obligations of the Broadway Ticketing Division under this Agreement shall be to pay the Employee or the Employee’s named beneficiary or heirs any unpaid Base Salary or bonus amounts due the Employee for the period through and until the date of the Employee’s disability or death and any unreimbursed previously approved business expenses. For purposes of this Agreement, the Employee shall be considered “disabled” when, as the result of injury or sickness, the Employee has been wholly and continuously disabled and prevented from performing the Employee’s duties for ninety (90) consecutive days.

     (b) Cause. The Broadway Ticketing Division may terminate the Employee’s employment and all of the Broadway Ticketing Division’s and HMC’s obligations hereunder solely for Cause (as defined below), by written notice to the Employee particularizing the conduct constituting the Cause. In the event the Broadway Ticketing Division invokes its right as described in this paragraph, and the Employee challenges the Broadway Ticketing Division’s interpretation of the definition of cause, then such dispute shall be settled by binding arbitration in accordance with Section 13(g) below. For purposes of this Agreement, “Cause” shall be defined as (i) willful misconduct or intentional or continual failure to perform stated and material duties after thirty (30) days written notice particularizing the failure to perform and an opportunity to cure any failure or default, (ii) a known breach of fiduciary duties where the Broadway Ticketing Division gives to the Employee notice particularizing the breach and the Employee is given a reasonable opportunity to remedy or cure the breach, or (iii) if the Employee (A) commits any acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude resulting in material harm to the Broadway Ticketing Division, (B) purposefully engages in any conduct that gives rise to material liability of the Broadway Ticketing Division or HMC under applicable laws, including, but not limited to, laws relating to discrimination and harassment in employment unless pursuant to an instruction from the Supervisor, or (C) purposefully engages in conduct foreseeably likely to be, and that in fact is, detrimental to the business, reputation, character or standing of the Broadway Ticketing Division or HMC. In the event the Broadway Ticketing Division terminates this Agreement for Cause or in the event the Employee voluntarily resigns from the employment of the Broadway Ticketing Division for any reason or by reason of disability or death, the Broadway Ticketing Division shall no longer be obligated to make any further salary, bonus or other payments to the Employee except insofar as they have accrued as of the date the Employee’s employment terminates. Other than as expressly set forth hereinabove, upon any such termination, the Employee shall cease to have any future rights under this Agreement, including but not limited to Section 3(c) herein.
     (c) Other. The Broadway Ticketing Division may, upon sixty (60) days’ notice, terminate the Employee’s employment for reasons other than for Cause, in the sole discretion of the Broadway Ticketing Division, by written notice to the Employee. In the event that this Agreement is terminated by the Broadway Ticketing Division other than for Cause, death or disability, upon the Employee’s prior voluntary execution of a Release, the Broadway Ticketing Division shall be obligated to pay the Employee (which shall constitute HMC’s sole obligation hereunder) (i) any bonus due and owing as calculated in accordance with Section 3(c) above as of the effective date of such termination and (ii) a cash payment equal to either (A) the Base Salary described in Section 3 for the shorter of (1) the remainder of the Employment Period and (2) one year after the effective date of such termination or (B) either the Broadway Bonus Payment or the HMC Bonus Payment set forth in Section 3(d) above, if payment of either bonus is triggered in accordance with the terms thereof. Other than as expressly set forth hereinabove, upon any such termination, the Employee shall cease to have any further rights under this Agreement.
     13. General.
     (a) Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested or when sent by overnight delivery service, obtained signature for delivery.

If to the Employee at:	Matthew Kupchin
8 West 76th Street
Apartment #4A
New York, NY 10023
Facsimile: (212) 541-4338

and if to the Broadway
Ticketing Division or HMC, at:	Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, FL 33431
Attention: Mitchell Rubenstein
Chief Executive Officer
Facsimile: (561) 998-2974

with a copy to:	Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, FL 33431
Attention: Legal Department
Facsimile: (561) 998-2974

     (b) Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Broadway Ticketing Division and its successors and assigns, including any person with which the Broadway Ticketing Division may merge, consolidate or transfer all or substantially all of its assets. Insofar as the Employee is concerned, this Agreement, being personal, cannot be assigned.
     (c) Governing Law. The validity, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
     (d) Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement
     (e) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.
     (f) Amendment. This Agreement may not be amended, modified, superseded, canceled, renewed or extended other than by written instrument executed by both of the parties hereto, or in the case of waiver, by the party waiving compliance.
     (g) Arbitration. Except as otherwise provided in Section 11 hereof, the Employee, the Broadway Ticketing Division and HMC each agree that any and all disputes and claims arising out of or related to the Employee’s employment by the Broadway Ticketing Division or the termination thereof, shall be submitted to binding arbitration in New York County, New York pursuant to the then-existing model employment dispute rules of the American Arbitration Association (“Rules”), before three (3) arbitrators to be selected pursuant to the then-existing Rules. THE EMPLOYEE HEREBY ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT, IN AGREEING TO SUBMIT SUCH DISPUTES AND/OR CLAIMS TO ARBITRATION, EACH OF THE EMPLOYEE, THE BROADWAY TICKETING DIVISION AND HMC GIVE UP THE RIGHT TO HAVE THE DISPUTE(S) OR CLAIMS(S) HEARD IN A COURT OF LAW BY A JUDGE OR JURY. However, nothing herein shall in any way limit either the Employee’s, the Broadway Ticketing Division’s or HMC’s statutory rights and/or remedies, all of which are reserved and may be alleged in the arbitration process, and nothing herein shall in any way limit the Broadway Ticketing Division’s or HMC’s rights under Section 11 hereof. Moreover, nothing herein shall restrict any resort to any statutory agency charged with enforcing any of the Employee’s, the Broadway Ticketing Division’s or HMC’s statutory rights and/or remedies; however the review of any such agency’s actions shall be had before the arbitrators as discussed above and not before a judge or jury. By signing this Agreement, the Employee understands that the Employee may not have a jury decide any dispute or claim, but that any such dispute or claim shall be decided only by the arbitrators. The arbitrators shall issue a written decision, including the arbitrators’ written findings and conclusions upon which any award is based. Each party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration, except that the arbitrators shall be authorized, in their discretion, to award fees and expenses to a prevailing party in the interests of justice.

     (h) Waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or waiver of the breach of any other term or covenant contained in this Agreement.
     (i) Agents for the Broadway Ticketing Division for this Agreement. The parties agree that the Employee shall not and is not permitted to take any action or make any decision for or on behalf of or in the name of the Broadway Ticketing Division with respect to the Broadway Ticketing Division’s exercise of its rights under or with respect to this Agreement.
     (j) Severability. Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions.
     (k) SEC Filing. The Employee acknowledges that HMC may file this Agreement as part of its filing requirements with the U.S. Securities and Exchange Commission and the Employee consents to such filing as determined and made by HMC in its sole discretion.
     (l) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
[Signatures to Follow]

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

THEATRE DIRECT NY, INC.
/s/ Mitchell Rubenstein
Name:	Mitchell Rubenstein
Title:	Chairman and Co-Chief Executive Officer

BROADWAY.COM, INC.
/s/ Mitchell Rubenstein
Name:	Mitchell Rubenstein
Title:	Chairman

HOLLYWOOD MEDIA CORP.
/s/ Mitchell Rubenstein
Name:	Mitchell Rubenstein
Title:	Chairman and Chief Executive Officer

THE EMPLOYEE:
/s/ Matthew Kupchin
Matthew Kupchin